Exhibit 4.4

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, (“Instrument”), dated as of October 29, 2008, by and among Hutchinson Technology Incorporated (the “Issuer”), LaSalle Bank National Association, as prior trustee (the “Prior Trustee”), and Wells Fargo Bank, National Association, a national banking association, as successor trustee (the “Successor Trustee”).

RECITALS

WHEREAS, the Issuer and the Prior Trustee are parties to that certain Indenture dated as of January 25, 2006 (the “Indenture”), relating to the 3.25% Convertible Subordinated Notes due 2026 (the “Securities”). Capitalized terms used, but not otherwise defined, herein shall have the same meaning ascribed to such terms in the Indenture.

WHEREAS, the Trustee under the Indenture may resign by so notifying the Issuer;

WHEREAS, the Indenture provides that if the Trustee resigns, the Issuer shall appoint a successor Trustee;

WHEREAS, the Prior Trustee desires to resign as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture;

WHEREAS, the Issuer desires to appoint the Successor Trustee to serve as successor Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture;

WHEREAS, the Successor Trustee is willing to accept the appointment as successor Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture subject to the terms and conditions contained in this Instrument; and

WHEREAS, the Issuer, the Prior Trustee, and the Successor Trustee have agreed that this Instrument shall be effective as of 5:00 p.m. (Central Time) on November 10, 2008 (the “Effective Date”).

NOW, THEREFORE, in consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Resignation and Appointment. As of the Effective Date: (a) the Prior Trustee hereby notifies the Issuer that it hereby resigns as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture; (b) the Issuer hereby accepts such resignation; and (c) the Issuer hereby appoints the Successor Trustee as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture, and vests in and confirms to the Successor Trustee all rights, powers, trusts, privileges, duties and obligations of the Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture.

2. Issuer’s Representations and Warranties. The Issuer hereby represents and warrants to the Prior Trustee and the Successor Trustee that:

a.	It is duly organized and validly existing and in good standing under all applicable laws, and this Instrument has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid, binding and enforceable obligation;

b.	It has not entered into any amendment or supplement to the Indenture, and the Indenture is in full force and effect;

c.	It is not in default of any of its obligations under the Indenture, and to the best of the knowledge of the Issuer, no event has occurred and is continuing which is, or after notice or lapse of time, or both, would become, an Event of Default under the Indenture;

d.	The Indenture was validly executed and delivered by the Issuer and the Securities were validly issued by the Issuer;

e.	There is no action, suit, or proceeding pending, or to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any act or omission of the Issuer under the Indenture;

f.	To the best of the Issuer’s knowledge, the execution, delivery and performance of this Instrument does not and will not conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, any (i) contract, agreement, indenture or other instrument (including, without limitation, its certificate of incorporation, by-laws and/or any and all other applicable organizational documents) to which it is a party or by which it or its property is bound, or (ii) any judgment, decree or order of any court or governmental Issuer or regulatory body or law, rule or regulation applicable to it or its property; and

g.	All conditions precedent of the Issuer in the Indenture relating to the appointment of the Successor Trustee as the successor Trustee under the Indenture have been complied with by the Issuer.

3. Prior Trustee’s Representations and Warranties. The Prior Trustee hereby represents and warrants to the Issuer and the Successor Trustee that:

a.	It has not entered into an amendment or supplement to the Indenture, and the Indenture is in full force and effect;

b.	No covenant or condition contained in the Indenture has been waived by the Prior Trustee or, to the best of the knowledge of the Prior Trustee, by the owners of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver;

c.	There is no action, suit or proceeding pending or, to its knowledge, threatened, against the Prior Trustee before any court or governmental authority arising out of any action or omission by the Prior Trustee as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture;

d.	It has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the trusts created by the Indenture and all information in the possession of its corporate trust administration department relating to the administration and status of the trusts under the Indenture;

e.	It has lawfully discharged its duties as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture;

f.	This Instrument has been duly authorized, executed and delivered on behalf of the Prior Trustee and constitutes its legal, valid, binding and enforceable obligation;

g.	As of the Effective Date, the Prior Trustee has made no advances as Trustee or Paying Agent under the Indenture for the reimbursement of which it claims or may claim a lien or charge prior to that of the holders of Securities;

h.	The aggregate principal amount of Securities outstanding as of the Effective Date is $225,000,000 as listed on the attached Exhibit A. All interest, if any, due and payable on the Securities has been duly paid, or provided for by the Issuer, pursuant to the Indenture;

i.	To the best of the Prior Trustee’s knowledge, the Issuer is not in default under the Indenture and no event has occurred and is continuing which is, or after notice or lapse of time, or both, would become an Event of Default under the Indenture; and

j.	The Prior Trustee retains continued responsibility for its actions or omissions during its term as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture.

4. Successor Trustee’s Representations and Warranties. The Successor Trustee represents and warrants to the Prior Trustee and the Issuer that:

a.	It is qualified and eligible to serve as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture;

b.	This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes its legal, valid, binding and enforceable obligation; and

c.	Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, in substantially the form annexed hereto marked Exhibit B, to be sent to each holder of Securities in accordance with Section 8.08 of the Indenture.

5. Acceptance of Appointment. The Successor Trustee hereby accepts appointment as, and is eligible to act as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent for the Securities, under the Indenture and accepts all rights, powers, privileges, duties, obligations and trusts of the Prior Trustee as the Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under and pursuant to the Indenture and agrees to be bound by all terms of the Indenture, such acceptance and agreement to be effective as of the Effective Date and subject to the terms and conditions set forth in this Instrument.

6. Conveyance by Prior Trustee. The Prior Trustee hereby duly conveys, assigns, transfers and delivers to the Successor Trustee and to its successors and assigns, without recourse, but otherwise subject to the terms hereof, and upon the trusts expressed in the Indenture, all the rights, powers, privileges, obligations and trusts of the Prior Trustee as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent, under and pursuant to the Indenture and all property and money, if any, held by or under the control of the Prior Trustee as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent, under the Indenture, together will all records and documents in any way relating thereto. The Prior Trustee hereby agrees to transfer all money and property held by it or under its control as Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent, for the Securities to the Successor Trustee.

7. Deliveries by Prior Trustee. On or before the Effective Date, the Prior Trustee shall deliver to the Successor Trustee the following:

a.	The official Securities closing transcript together with any amendments to the documents therein received by the Prior Trustee;

b.	The registers relative to the current holders and outstanding Securities;

c.	Original FAST DTC book entry Securities;

d.	Copies of the account statements through the Effective Date;

e.	If applicable, copies of the most recent insurance, tax certificates, real estate tax payment receipt or bill, and UCC-3 continuation statement filings, as may be required under the Indenture and in the control or possession of the Prior Trustee; and

f.	Copies of all instruments, documents and other materials in any way relating to the trusts created by the Indenture (other than internal documents proprietary to the Prior Trustee).

8. Indemnification. The Issuer and the Prior Trustee acknowledge and agree that nothing contained herein or otherwise shall constitute an assumption by the Successor Trustee of any liability of the Prior Trustee arising out of any breach by the Prior Trustee in the performance or non-performance of the Prior Trustee’s duties as Trustee under the Indenture. The Prior Trustee agrees to pay or indemnify, if applicable, the Successor Trustee and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages (including the fees, expenses and disbursements of the Successor Trustee’s legal counsel and other advisors) including by way of service of a complaint or summons (a “Third-Party Claim”) arising out of the actions or omissions of the Prior Trustee that the Successor Trustee may suffer or incur as a result of accepting such appointment and acting as successor Trustee under the Indenture. The Successor Trustee will furnish to the Issuer and the Prior Trustee, promptly upon receipt, all documents with respect to any action the outcome of which would make the indemnity provided for in this paragraph operative. The Successor Trustee shall notify the Issuer and the Prior Trustee in writing of any claim for which it may seek indemnity. The Prior Trustee will be entitled, if it so elects, to take control of the defense and investigation of any claim or Third-Party Claim and to employ and engage attorneys of its own choice to handle and defend the same, at its expense; provided, however, that as part of the defense of any claim, the indemnifying party may not settle any such claim without the indemnified party’s prior written consent, which consent will not be unreasonably withheld; and the indemnified party retains the right to participate in the defense of any such claim at its expense and through counsel of its choosing.

The Issuer’s obligation to indemnify the Successor Trustee is separately set out in Section 8.07 of the Indenture. In executing and delivering this Instrument, the Successor Trustee shall have the indemnity afforded a trustee under the Indenture.

9. Further Assurances. The Issuer and the Prior Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee, as successor Trustee, Paying Agent, Registrar, Securities Custodian, and Conversion Agent under the Indenture, said rights, powers, trusts, privileges, duties and obligations, agree upon reasonable request of the Issuer or the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required for more fully and certainly vesting and confirming to the Successor Trustee all rights, powers, trusts, privileges, duties and obligations which the Prior Trustee held under and by virtue of the Indenture.

10. Survival of Issuer’s Obligations. Notwithstanding the resignation of the Prior Trustee, the Issuer’s obligations under Section 8.07 shall continue for the benefit of the Prior Trustee with respect to expenses and liabilities incurred by it prior to the Effective Date.

11. Notices. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE SUCCESSOR TRUSTEE:

Wells Fargo Bank, National Association

Corporate Trust Services CMES

625 Marquette Avenue, MAC N9311-110

Minneapolis, MN 55479

Attn: Kim Nguyen Ph# (612) 667-7916

Fx# (612) 667-9825

TO THE PRIOR TRUSTEE:

LaSalle Bank National Association

135 South LaSalle Street, Suite 1625

Corporate Trust Services Division

Chicago, IL 60603

Attn: Frank Pierson Ph# (312) 904-5527

Fx# (312) 904-4018

TO THE ISSUER:

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Attn: Ruth Bauer Ph # (320) 587-1520

Fx # (320) 587-1810

12. Corporate Trust Office. All references in the Indenture and related documents to “corporate trust office” or other similar references to the corporate trust office of the Trustee shall be deemed to refer to the corporate trust office of the Successor Trustee described in Section 11 of this Instrument.

13. Rights and Interests of Successor Trustee. In accordance with Section 8.08 of the Indenture, in executing and delivering this Instrument, the Successor Trustee shall have all the rights, powers and duties of a trustee under the terms and provisions of the Indenture.

14. Effective Date. This Instrument and the resignation, appointment and acceptance effected hereunder shall be effective as of the Effective Date.

15. Governing Law. This Instrument shall be governed by and construed in accordance with the laws of the State of New York.

16. Counterparts. This Instrument may be executed in any number of counterparts, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

17. Severability. In the event that any provisions of this Instrument shall be deemed invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Instrument.

18. Entire Agreement. This Instrument sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Instrument other than those contained in the Instrument.

19. Amendments. This Instrument may not be amended or modified except by agreement set forth in a written memorandum executed by all parties to this Instrument.

IN WITNESS WHEREOF, the parties have executed this Instrument as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Successor Trustee

By:	/s/ Kim Nguyen
Name:	Kim Nguyen
Title:	Asst. Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Prior Trustee

By:	/s/ Frank Pierson
Name:	Frank Pierson
Title:

HUTCHINSON TECHNOLOGY INCORPORATED, as Issuer

By:	/s/ Ruth N. Bauer
Name:	Ruth N. Bauer
Title:	Treasurer